Exhibit 99.1
NEWS RELEASE
Basic Earth Reports On LM #2 Stimulation Results
Denver, Colorado, August 3, 2007 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that early results indicate that the recent stimulation efforts on the LM #2, a horizontal Rival formation well in McKenzie County, North Dakota, appear to have been successful. Estimates of stabilized production rates at this point are premature and the Company is waiting for the workover rig to be removed and surface equipment to be reconnected. However, preliminary data indicates initial oil production rates could reach 100 barrels per day. Basic has a 19.33% working interest in the LM #2 that is operated by Missouri Basin Well Service.
“We are encouraged by these results,” commented Ray Singleton, President of Basic. “Furthermore, if we can maintain this 150% rate increase, this stimulation design may be applied to other wells that Missouri Basin has drilled over the last two years.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.